Exhibit 99.1

Bulldog Technologies Focuses on Port Authorities and Terminal Operators
at Leading South American Conference

Richmond, British Columbia, Canada – November 8, 2004 – Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless cargo security solutions announced today that they would be participating as exhibitors at the 2004 Americas Terminal Operators Conference (TOC) in Santiago, Chile.

TOC Americas is now recognized as the leading event for port equipment manufacturers and suppliers to meet the Central and Southern American ports and terminal operators. TOC 2004 Americas, the Practical Ports and Terminals Event for the Americas, will take place November 9-11, 2004 at the Hotel Sheraton Santiago in Santiago, Chile. TOC Americas 2003 was extremely successful, attracting 234 delegates, 32 exhibitors and over 500 participants in total from 25 countries.

“We are looking to leverage our recent successes in thwarting various attempted break-ins at the port of Guayaquil in Ecuador,” said John Cockburn, President and CEO of Bulldog Technologies.

Less than 30 days ago, Bulldog Technologies was directly responsible for apprehending a prospective thief in South America at the Ecuadorian Port of Guayaquil. The individual was attempting to gain entry into a cargo container owned by Nestle’ (OTC: NSRGY). This arrest has heightened the international law enforcement community’s interest in Bulldog’s products.

Cockburn continued, “Bulldog’s BOSSTM group of wireless cargo security solutions is being recognized as a portfolio of solid and reliable solutions that are already producing arrests of those attempting to illegally access cargo containers. We want to get this message out to the senior commercial and operations directors from terminal operators, port authorities, ocean carriers, port consultants and government authorities. Bulldog now has the products that these personnel need to help them both reduce losses and theft, as well as to address major security concerns.”

For more information on the conference, please visit: www.toc-events.com.

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256